Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$407,656	$394,034	$1,719,567	$1,662,625
Management fee revenue - administrative services, net	13,738	—	53,632	—
Administrative services reimbursement revenue	147,694	—	580,336	—
Service agreement revenue	7,380	7,368	28,677	29,149
Total operating revenue	576,468	401,402	2,382,212	1,691,774

Operating expenses
Cost of operations - policy issuance and renewal services	354,016	342,777	1,457,533	1,401,522
Cost of operations - administrative services	147,694	—	580,336	—
Total operating expenses	501,710	342,777	2,037,869	1,401,522
Operating income	74,758	58,625	344,343	290,252

Investment income
Net investment income	8,626	6,437	30,209	24,639
Net realized investment (losses) gains	(1,513)	(205)	(2,010)	1,334
Net impairment losses recognized in earnings	(935)	0	(1,581)	(182)
Equity in (losses) earnings of limited partnerships	(1,183)	902	(822)	2,801
Total investment income	4,995	7,134	25,796	28,592

Interest expense, net	596	438	2,460	1,238
Other income (expense)	3,485	(680)	3,641	(1,911)
Income before income taxes	82,642	64,641	371,320	315,695
Income tax expense	20,328	32,588	83,096	118,696
Net income	$62,314	$32,053	$288,224	$196,999

Earnings Per Share
Net income per share
Class A common stock – basic	$1.34	$0.69	$6.19	$4.23
Class A common stock – diluted	$1.19	$0.61	$5.51	$3.76
Class B common stock – basic	$201	$103	$928	$635
Class B common stock – diluted	$201	$103	$928	$634

Weighted average shares outstanding – Basic
Class A common stock	46,188,978	46,188,972	46,188,637	46,186,831
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,319,918	52,322,478	52,315,213	52,337,463
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.9000	$0.8400	$3.4200	$3.1875
Class B common stock	$135.000	$126.000	$513.000	$478.125

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$266,417	$215,721
Available-for-sale securities	402,339	71,190
Receivables from Erie Insurance Exchange and affiliates	449,873	418,328
Prepaid expenses and other current assets	36,892	34,890
Federal income taxes recoverable	8,162	29,900
Note receivable from Erie Family Life Insurance Company	—	25,000
Accrued investment income	5,263	6,853
Total current assets	1,168,946	801,882

Available-for-sale securities	346,184	687,523
Equity securities	11,853	—
Limited partnership investments	34,821	45,122
Fixed assets, net	130,832	83,149
Deferred income taxes, net	24,101	19,390
Other assets	61,590	28,793
Total assets	$1,778,327	$1,665,859

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$241,573	$228,124
Agent bonuses	103,462	122,528
Accounts payable and accrued liabilities	111,291	104,533
Dividends payable	41,910	39,116
Contract liability	33,854	—
Deferred executive compensation	13,107	15,605
Current portion of long-term borrowings	1,870	—
Total current liabilities	547,067	509,906

Defined benefit pension plan	116,866	207,530
Contract liability	17,873	—
Deferred executive compensation	13,075	14,452
Long-term borrowings	97,860	74,728
Other long-term liabilities	11,914	1,899
Total liabilities	804,655	808,515

Shareholders' equity	973,672	857,344
Total liabilities and shareholders' equity	$1,778,327	$1,665,859

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